Exhibit 99.1

www.bankofthewest.com
Member FDIC

N E W S
For Immediate Release

Contact:	Roberta Wong	(415) 399-8220
	John Stafford	(415) 765-4850

Bank of the West Completes Commercial Federal Acquisition
Now Second Largest Commercial Bank Headquartered in SF and CA
SAN FRANCISCO, CA – (December 2, 2005) – Bank of the West today closed its acquisition of Omaha-based Commercial Federal Corporation (NYSE:CFB) in a cash transaction valued at $1.36 billion. Bank of the West is paying $34 for each Commercial Federal share, with a special 50-cent-per-share closing dividend.
     The 204 additional banking locations in seven states expand Bank of the West’s footprint to 681 banking locations in 19 Midwestern and Western states. In terms of total assets, this acquisition will make Bank of the West the second largest commercial bank headquartered in California, and the third largest in the West. At September 30, 2005, Bank of the West had total assets of $43.7 billion and Commercial Federal had total assets of $10.2 billion, for a combined total of nearly $54.0 billion.
     During the weekend, Bank of the West will convert former Commercial Federal sites in Arizona, Colorado, Iowa, Kansas, Missouri, Nebraska and Oklahoma. New systems and signage will be unveiled, enabling the branch locations to reopen on Monday, December 5 as Bank of the West. The company’s distinctive bear logo will be predominant as Bank of the West builds brand awareness for its products and services in the new markets.
     New locations include 50 in Colorado, 43 in Nebraska, 44 in Iowa and 6 in Arizona, where the bank is already active. Bank of the West is moving into three new states with the conversion of former Commercial Federal locations in Kansas (28 locations), Oklahoma (20), and Missouri (13).
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Exhibit 99.1
Bank of the West Acquires Commercial Federal

     “Our strategy is to add more locations to our network, both by acquisition and by locating new branches in high growth communities,” said Don J. McGrath, Chairman and Chief Executive Officer. “We want to make it convenient for customers to bank with us.”
     In 2004 and 2005, Bank of the West acquired Community First Bankshares of Fargo, North Dakota, and Union Safe Deposit Corporation in Stockton, California. Since 1987, Bank of the West has completed 15 acquisitions.
     Bank of the West offers a full range of products and services, among them:
•	Consumer banking – full retail and small-business deposit, credit and investment services emphasizing personalized customer service and decentralized decision-making
•	Consumer finance – loans and leases for automobiles, recreational vehicles and pleasure boats and home equity loans and lines of credit
•	Mortgage banking – purchase loans and refinancing loans for individuals and businesses
•	Commercial banking – lending and deposit services for middle-market companies
➢	Specialized expertise includes Agribusiness, Real Estate & Construction, Church Lending, Government Banking, Title, Escrow & Property Management, Financial Institutions and Health Care
➢	Cash Management, Capital Markets, Foreign Exchange, International Trade & Trade Finance, Corporate Deposits, Loan Syndications and Equipment Leasing services
•	Small business lending – including SBA-guaranteed loans
•	Wealth management – full range of trust and investment services and investment management
•	Insurance – through its subsidiary, BW Insurance, Inc., the bank offers auto, homeowners, worker’s compensation and general liability insurance
Part of a Global Enterprise
     Bank of the West (www.bankofthewest.com) and First Hawaiian Bank are subsidiaries of BancWest Corporation, a holding company wholly owned by BNP Paribas. BancWest Corporation (www.bancwest.com) serves nearly 4 million accounts through 743 banking locations in 20 states, Guam and Saipan. BNP Paribas is a global financial services group, with its heritage in Europe, leading positions in Asia and a long-term active presence in the United States.
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